Exhibit 23.3

FORREST A. GARB & ASSOCIATES, INC.

INTERNATIONAL PETROLEUM CONSULTANTS

5310 HARVEST HILL ROAD, SUITE 275

DALLAS, TEXAS 75230-5805

972.788.1110 FAX 972.991.3160

email: forgarb@forgarb.com

January 2, 2007

Re: Consent of Independent Engineers

As independent petroleum engineer consultants, Forrest A. Garb & Associates, Inc. hereby consents to the incorporation in Registration Statement on Form S-1 (No. 333-138922) and the accompanying prospectus to be filed with the Securities and Exchange Commission on or about November 22, 2006 (the “Registration Statement”), of information from our report for Ram Energy, Inc. effective December 31, 2005 entitled, “Estimated Reserves And Future Net Revenue As Of December 31, 2005 Attributable To Interests Owned By Ram Energy Inc. In Certain Properties Located In Arkansas, Louisiana, Mississippi, New Mexico, Oklahoma, Texas, and Wyoming (SEC Case)” dated February 1, 2006 which are part of the Registration Statement. We also consent to the references to our firm in such Registration Statement.

Forrest A. Garb & Associates, Inc.